Neurotez Inc.

Neurotez Inc. is developing a drug to treat Leptin deficiency and cognitive decline in Alzheimer's disease patients.


MemtinTM
Our patented hormone replacement therapy for slowing cognitive decline in Alzheimer's disease and other dementias
"Our flagship"
Nikolaos Tezapsidis, President & CEO
Neurotez

Invest

$100 minimum investment

DEADLINE: November 1, 2022

in 2 months

SHARE PRICE

$4

TOTAL RAISED

$0

VALUATION

$45,272,228

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

From the CEO

"I have personal experience on how devastating a brain disorder that changes your behavior and personality can be. My mother, who died in 2014, suffered from Alzheimer's. My personal commitment is to develop a cure for Alzheimer's disease, no matter what this may cost. There is no plan B."

- Nikolaos Tezapsidis

CEO, Neurotez

PROBLEM

Alzheimer's disease affects about 6 million Americans and 50 million patients worldwide.

Current medications provide limited relief.

Many of our competitors are focusing on removing either Abeta or tau deposits from the brain where they form plaques and tangles. None of these efforts have generated any effective drug for the last 18 years since the first anti-Abeta trial started.

The idea that Abeta and plaque do not cause Alzheimer's is gaining momentum in the research community; we were determined to look for a different solution prior to the formation of the plaques.



2022 Alzheimer's Disease Facts and Figures
1 in 3
seniors dies with Alzheimer's or another dementia
Over 11 million Americans
provide unpaid care for people with Alzheimer's or other dementias
These caregivers provided more than 16 billion hours valued at nearly
$272 billion
More than 6 million
Americans are living with Alzheimer's
In 2020, COVID-19 contributed to a
17% increase
in Alzheimer's and dementia deaths
In 2022, Alzheimer's and other dementias will cost the nation
$321 billion
By 2050, these costs could rise to nearly
$1 trillion
Between 2000 and 2019, deaths from heart disease have
decreased 7.3%
while deaths from Alzheimer's disease have
increased 145%
It kills more than
breast cancer and prostate cancer
combined
More than 80% of Americans know little or are not familiar with mild cognitive impairment (MCI), which can be an early stage of Alzheimer's.
© 2022 Alzheimer's Association® | All Rights Reserved
Alzheimer's Association is a not-for-profit 501(c)(3) organization.
alzheimer's association®



SOLUTION

Our novel approach focuses on Leptin, a naturally occurring human hormone associated with various metabolic effects, which has a large number of receptors in memory centers of the brain.



Hippocampus (in red) responsible for memory formation, cognition and executive function is severely affected by the disease. This region is rich in Leptin receptors.

This protein is often present at decreased levels in patients suffering from Alzheimer's disease, and cognitive deterioration in AD patients correlates strongly with a decline in circulating Leptin levels.

We are developing Memtin™ to treat Leptin deficiency in Alzheimer's patients.

This Leptin product may act as a novel hormone replacement therapy for Alzheimer's disease (AD) and/or as a preventative for those who are at risk.

"Alzheimer's Drugs Market Size is projected to reach US$~9.67 billion by 2031."

Exclusive Report by Growth Plus Reports

MARKET

Alzheimer's is the fifth-leading cause of death among those aged 65 and older and is also a leading cause of disability and poor health. An estimated 5.8 million Americans aged 65 and older were living with Alzheimer's dementia in 2020. 80% of this population was aged 75 or older. This number is expected to increase to 13.5 million by 2050. Among people of age 70, 61% of those with Alzheimer's dementia are expected to die before the age of 80 compared with 30% of people without Alzheimer's. The rising prevalence of Alzheimer's disease has increased the demand for the treatment, which in turn is expected to boost the market growth. (2020 Alzheimer's disease facts and figures)



Millions of people
Ages 65-74
Ages 75-84
Ages 85+
14
12
10
8
6
4
2
0
4.7
5.8
8.4
11.6
13.8
Year
2010
2020
2030
2040
2050

2020 Alzheimer's disease facts and figures

SUCCESS TO DATE

- **InvestAcure Coin Award 2019**
  InvestAcure honored Nik Tezapsidis with the Cure Coin Award for his work in the development of Memtin, a novel recombinant human Leptin product, used as a hormone replacement therapy, showing potential in both slowing down and preventing Alzheimer's.
- **2010 Incubator Company to Watch**
  Neurotez was chosen as a 2010 Incubator Company to Watch at the NJTC Gala Awards

Previous Funding Total = $4.8M:

- National Institutes of Health
- IRS Qualifying Therapeutic Discovery Project Grant
- New Jersey Commission of Science and Technology
- Previous crowdfunding raise of $300k

PRESS

- **The National Herald**
- **Ellines.com**
  Aims in finding the cure for Alzheimer's disease
- **Tapinto.net**
  Resident Working to Find a Cure for Alzheimer's Disease Invites Public to "Have Fun Do Good" Event on Nov. 13
- **Businesswire.com**
  Neurotez Signs Exclusive Licensing Agreement with GCA Therapeutics to Develop Leptin Derivatives for the Treatment of Alzheimer's Disease in Mainland China

TEAM

Operating Team

An impressive group of exceptional individuals with deep experience and success in their respective fields in Academia (100s of publications in Alzheimer's) and Pharmaceutical Industry have been working together for a number of years to achieve our mission.



Nikolaos Tezapsidis

President and CEO, Founder of Neurotez Inc.

PhD in Biochemistry at the University of Sussex, UK 18+ years of biomedical research, 50 publications, 23 issued patents/patent applications. Two awards from the Alzheimer's Association, Fellowship from Wellcome Trust and the Science and Engineering Council, UK



Wes Ashford

Chief Medical Officer

MD and PhD in Neuroscience from UCLA, 100+ publications on Alzheimer's disease, Senior Research Scientist at the Stanford/VA Aging Clinical Research Center and Alzheimer's Center



Hamish McArthur

Chief Manufacturing Officer

PhD in Microbial Biochemistry at University of Cambridge, 33 years of drug development experience at Pfizer, 50+ publications and patents



Jukka Karjalainen

COO

25+ years of pharma experience in US, Canada, and Europe, authored 55 original publications in top-rated international medical journals, Member of International Science Advisory Board



Jane Johnston

VP Operations

PhD in Biochemistry from Imperial College, 18+ years of research experience in neural repair and cellular imaging, Principal Investigator for the University of Medicine and Dentistry of New Jersey and Albert Einstein College of Medicine



Bob Oliver

Director

MBA in Marketing from the Haub School of Business at Saint Joseph's University, President and CEO of Otsuka America Pharmaceutical, Inc., VP and Global Business Manager for Oncology at Wyeth



James Harris
Acting CFO

MBA in Finance from Long Island University, CEO of Healthcare Economics LLC VP at Dragon Pharmaceuticals, Inc.



Thomas J. Humphries
Director

36 years of experience in Pharma and Biotech, 225+ papers published, retired as a Colonel after 26 years in the Navy and Airforce

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$120,000	24.0%
Research and Development	$230,500	46.1%
Marketing	$60,000	12.0%
Legal	$60,000	12.0%
Taxes and Fees	$5,000	1.0%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Neurotez Inc.. This offering must raise at least $10,000 by November 1, 2022 at 10:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Neurotez Inc. may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,443,057 shares
× $4 per share

$45,772,228 implied valuation

PITCH DECK

Neurotez Inc. Pitch Deck

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Sep 1, 2022 • Primary offering of 125,000 shares at $4

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